UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2014

AMARANTUS BIOSCIENCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-555016	26-0690857
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

c/o Janssen Labs @QB3 953 Indiana Street San Francisco, CA	94107
(Address of Principal Executive Offices)	(Zip Code)

(408) 737-2734

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 9, 2014, Amarantus Bioscience Holdings, Inc. (the “Company”) met the conditions to call its outstanding warrants to purchase shares of its common stock at an exercise price of $0.06 per share issued in the Company’s private placement offering completed on September 3, 2013 and September 26, 2013 (the “Original Warrants”). The Company will provide notice on or about July 10, 2014 to the holders of the Original Warrants to call the warrants for cancellation at a price of $0.001 per warrant share. As of the date hereof, there are 20,138,810 outstanding Original Warrants. Pursuant to the terms of the Original Warrants, the Company will honor any exercise notices it receives before the 10 trading after the call notice is received by the holders. If the Original warrants are exercised the Company will receive an aggregate of approximately $1,208,329.

On July 9, 2014, the Company also met the conditions to force the conversion of its outstanding 8% Original Issue Discount Senior Convertible Debentures due September 6, 2014 and October 1, 2014 (the “Debentures”). As of the date hereof, the Company has a principal aggregate amount of $166,667 Debentures outstanding. The Company intends to provide notice to the holders of the Debentures on or about July 10, 2014 to force such conversion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMARANTUS BIOSCIENCE HOLDINGS, INC.

Date: July 9, 2014	By:	/s/ Gerald E. Commissiong
Name: Gerald E. Commissiong
Title: Chief Executive Officer